Exhibit 99.1

News Corp’s Special Committee of the Board of Directors Provides Update

NEW YORK--December 5, 2022--News Corporation’s (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) Special Committee composed solely of independent and disinterested members of the News Corp Board of Directors (the “Special Committee”) formed to explore a potential combination with Fox Corporation (the “Proposed Transaction”) following receipt of letters from K. Rupert Murdoch and the Murdoch Family Trust, provided an update on the process in response to recent investor inquiries.

The Special Committee is made up of all the independent directors not affiliated with the Murdoch family--Kelly Ayotte, José María Aznar, Natalie Bancroft, Ana Paula Pessoa, Masroor Siddiqui—and is chaired by Mr. Siddiqui, News Corp’s Lead Independent Director. The Special Committee has been delegated full authority to evaluate the Proposed Transaction. The letters indicated that Mr. Murdoch and the Murdoch Family Trust will not vote in favor of a transaction unless it is both recommended by the Special Committee and approved by a majority vote of the shares held by non-affiliated stockholders entitled to vote.

The Special Committee is in the process of reviewing thoroughly the Proposed Transaction, and has retained independent advisors consisting of PJT Partners as its financial advisor and Sullivan & Cromwell LLP as its legal advisor. It has made no determination with respect to a combination at this stage and there can be no certainty that the Company will engage in such a transaction.

The Special Committee is cognizant of its fiduciary duties in representing the shareholders of News Corp, and will provide further updates as and when the Special Committee deems such updates are appropriate or required.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements are based on current expectations and beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements in this press release due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this press release are made only as of the date of this release. We do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corp

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: http://www.newscorp.com.

Media Contacts for the Special Committee

Steve Lipin/Christina Stenson
Gladstone Place Partners
212-230-5930
Slipin@gladstoneplace.com
cstenson@gladstoneplace.com